Exhibit 10.2

March 26, 2012

Dear Bill,

We are very pleased to extend an offer for you to join Cray Inc. as a Senior Vice President and Chief Technology Officer, reporting to me. This position is located in Seattle with a starting date of April 30, 2012. Your starting salary will be $270,000 annually (salary is payable bi-weekly and is referred to in annual terms as a convenience and does not constitute a commitment of continued employment).

In addition, you are eligible to participate in the Cray Employee Bonus Plan. Your target award for 2012 is 65% of eligible base salary (prorated for the percentage of the year you are employed at Cray). The amount of the final award is determined by company and organization performance as well as your individual performance to goals (we will define your individual goals during your first month of employment).

In connection with your hire, you will receive initial time-vested grants of 70,000 restricted shares (25% vesting at the end of years 1, 2, 3 and 4; subject to continuous service requirements). You will also be eligible for an equity grant in 2013, and that grant will likely be in-line with your level and performance at the Company. All grants are pursuant to the applicable Cray equity plan, subject to formal approval of each grant by the Compensation Committee. The price of your grant will be the closing market price of our Common Stock on the trading day the date the shares vest. Equity grants are typically made as of the seventh day of the month following the month employment commences. Obviously, we all hope that Cray prospers and that the Company’s stock reflects that success.

As a full time employee, you will be eligible for the standard full-time employee benefits package, which currently includes:

•	Medical, Dental, Vision, Short and Long Term Disability, Life, Flexible Spending and Employee Assistance Plan

•	401k Plan

•	Paid sick leave

•	Education/tuition reimbursement program

Your salary and benefits are subject to change by the Company at any time, with or without cause or advance notice.

As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an “Employment Eligibility Certification”* attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement.

This offer is contingent upon successful completion of a pre-employment background investigation.

This employment opportunity, which Cray offers, is of indefinite duration and will continue as long as both you and Cray consider it of mutual benefit. Either you or Cray are free to terminate the employment relationship at will (without cause) and at any time.

Cray Inc. is dedicated to helping customers solve the most demanding, most crucial computing problems – creating new materials and life-saving drugs, predicting severe weather and climate changes, analyzing complex data structures, safeguarding national security, designing the cars and trucks we drive, and a host of other applications that benefit humanity by advancing the frontiers of science and engineering.

To indicate your acceptance of this offer, please sign and return one copy of this letter to my confidential fax number. If you have any questions, please feel free to call me at 206-701-2000.

Sincerely,

/s/ Peter J. Ungaro

Peter J. Ungaro

President and CEO

Cray Inc.

Accepted By:	/s/ William C. Blake	Date:	April 1, 2012
William C. Blake

*	This includes I-9 and E-Verify

An Affirmative Action, Equal Opportunity Employer